NORTH CAROLINA

NEW HANOVER COUNTY:                                    GENERAL POWER OF ATTORNEY
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     KNOW ALL MEN BY THESE  PRESENTS  THAT I, Helen  Margaret  Willetts,  of New
Hanover County, North Carolina, have made, constituted and appointed, and by these presents do make, constitute and appoint Frederick Willetts, III, of New Hanover County, North Carolina, (herein, whether one or more, described in the singular), my true and lawful attorney in fact, for me and in my name and stead, to do and perform all and every act, deed, matter and thing whatsoever with, in and about my estate, property, real and personal, and affairs, as fully and effectually to all intents and purposes as I might or could do in my own proper person if personally present, including, but without limitation, the following;

     l. To sell, exchange, mortgage, pledge or otherwise encumber or dispose of any of my property, real or personal;

     2. To buy or otherwise acquire any property;

     3. To invest or reinvest, lease or let or otherwise manage any of my property;

     4. To commence, carry on, or defend all actions, suits or other proceedings touching any of my property, or touching anything in which I or my property may be in anywise concerned;

     5. To demand, sue for, enforce payment of, receive and give receipts or discharges for all moneys, securities, debts, chattels or other personal property whatsoever now belonging or hereafter to belong to me;

     6. To pay, settle or compromise, or submit to arbitration, all debts, taxes, accounts, claims or disputes between me and any other person;

     7. To draw upon any bank, corporation, firm, association or individual, for any sum or sums of money to which I may be entitled as I might or could do;

     8. Upon receipt of any dividends, interest, income or moneys, to deposit the same in my name in any financial institution;

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     9. To make or endorse  promissory  notes, or to renew the same from time to time;

     10. To prepare, execute or file income or other tax returns;

     11. To employ or dismiss agents or attorneys;

     12. To act as my attorney or proxy in respect to any stocks, bonds, or other investments;

     13. To take out or renew fire or other casualty insurance on any of my property;

     14. To execute, acknowledge or deliver in my name or to sign my name to, any deed, contract, instrument, certificate or document;

     15. To enter any safe deposit box which I may now or hereafter have;

     16. To render annually an inventory and account of all transactions as my attorney in fact for the preceding year. These inventories and accounts need not be filed or recorded in any office, but a copy thereof shall he furnished to me and to my nearest relatives.

     17. To make contributions or donations to tax-exempt organizations, institutions or agencies in such amounts and at such times as my attorney in fact believes would be in accordance with my wishes; all such contributions shall be considered my contributions for all purposes;

     18. To make gifts of money or property to such of my relatives and friends (including any individual named herein as attorney in fact) in amounts and at times determined in the sole discretion of my attorney in fact, provided such gifts shall not exceed $3,000 per person per calendar year; all such gifts shall be considered my gifts for all purposes.

     And I do give and grant unto my said attorney in fact all of the powers and discretions set forth in North Carolina General Statutes, Section 32-27, as it exists on the date of this power of attorney, which section I hereby incorporate by reference, in addition to all powers and discretions conferred by Paragraphs 1 through 18 above.

     And I do hereby ratify and confirm all things so done by my said attorney in fact within the scope of the authority given said attorney in fact, as fully and to the same extent as if by me personally done and performed.

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     Should Frederick Willetts, III, my said attorney in fact, resign, refuse to serve, die or become disabled, I hereby appoint Frederick Willetts, Jr., as successor attorney in fact, with all the powers and discretions described herein.

     All powers of attorney heretofore executed by me are hereby revoked and terminated. This power of attorney shall be revoked only by my death, by the appointment of a guardian of my property, or by written revocation duly recorded, made by me while mentally competent.

     This power of  attorney is executed  pursuant  to the  provisions  of North
Carolina General Statutes 47-115.1 with the intention that this power of attorney and the authority of my attorney in fact hereunder shall continue in effect notwithstanding any incapacity or mental incompetence which may be incurred by me subsequent to my execution and acknowledgement of this instrument.

     IN WITNESS WHEREOF, I have hereunto set my hand and seal this 28th day of December, 1978.


                                      /s/ Helen Margaret Willetts    (SEAL)
                                      ------------------------------
                                      Helen Margaret Willetts

  NORTH CAROLINA

  NEW HANOVER COUNTY:


     I, Garvin E. Faulkner, a Notary Public in and for State and County aforesaid, do certify that Helen Margaret Willetts personally came before me this day and acknowledged the due execution of the foregoing power of attorney.

     WITNESS my hand and official seal this 28th day of December, 1978.


                                      /s/ Garvin D. Faulkner
                                      ------------------------------
                                      Notary Public

My commission expires:

October 10, 1980


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